EXHIBIT 10.21

FOURTH AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Amendment to Lease dated        November 9     , 2006, is by and between THE IRVINE COMPANY LLC ("Landlord"), and ACACIA RESEARCH CORPORATION, a Delaware corporation ('Tenant").

II.	RECITALS.

On January 28, 2002, Landlord and Tenant entered into an office space lease for space in a building located at 500 Newport Center Drive, Suite 700, Newport Beach, California ("Premises"), which lease was amended by a First Amendment to Lease dated August 13, 2004, wherein Suite 780 was added to the Premises, a Second Amendment to Lease dated February 9, 2005, wherein Suite 750 was added to the Premises, and a Third Amendment to Lease dated March 14, 2006 (as amended, the "Lease"),

Landlord and Tenant each desire to modify the Lease to add approximately 2,743 rentable square feet of space on the fifth (5th)  floor of the Building ("Suite 570"), adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.	MODIFICATIONS.

A.            Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.            Effective as of the Commencement Date for Suite 570, Item 2 shall be amended by adding "Suite 570".

2.            Item 4 is hereby amended by adding the following:

"Estimated Commencement Date for Suite 570: Thirteen (13) weeks following the date of the Fourth Amendment to Lease."

3.            Effective as of the Commencement Date for Suite 570, Item 6 shall be amended by adding the following:

"Basic Rent for Suite 570: Ten Thousand Five Hundred Thirty-Three Dollars ($10,533.00) per month.

Rental Adjustments for Suite 570:

Commencing twelve (12) months following the Commencement Date for Suite 570, the Basic Rent for Suite 570 shall be Ten Thousand Nine Hundred Forty-Five Dollars ($10,945.00) per month.

Commencing twenty-four (24) months following the Commencement Date for Suite 570, the Basic Rent for Suite 570 shall be Eleven Thousand Three Hundred Eighty-Three Dollars ($11,383.00) per month.

Commencing thirty-six (36) months following the Commencement Date for Suite 570, the Basic Rent for Suite 570 shall be Eleven Thousand Eight Hundred Fifty Dollars ($11,850.00) per month.

Commencing forty-eight (48) months following the Commencement Date for Suite 570, the Basic Rent for Suite 570 shall be Twelve Thousand Three Hundred Sixteen Dollars ($12,316.00) per month."

4.     Effective as of the Commencement Date for Suite 570, Item 8 shall be amended by adding "and Suite 570 comprising approximately 2,743 rentable square feet."

5.     Effective as of the Commencement Date for Suite 570, Item 12 shall be deleted in its entirety and the following substituted in lieu thereof:

"Parking: Fifty-Three (53) unreserved vehicle parking spaces."

B.    Commencement Date for Suite 570. As used herein, the "Commencement Date for Suite 570" shall occur on the earlier of (a) the date Suite 570 is deemed ready for occupancy pursuant to Section 111.C below, or (b) the date Tenant commences its business activities within Suite 570. It is understood that the Lease Term with respect to Suite 570 shall be coterminous with that of the original Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Suite 570 Commencement Memorandum") the actual Commencement Date for Suite 570; should Tenant fail to execute and return the Suite 570 Commencement Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement Date for Suite 570 as set forth in the Suite 570 Commencement Memorandum shall be conclusive.

C.    Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 570 to Tenant on or before the Estimated Commencement Date for Suite 570 set forth in Section 11I.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 570 and the Commencement Date for Suite 570 shall not occur until Landlord delivers possession of Suite 570 and Suite 570 is in fact ready for occupancy as defined below, except that if Landlord's failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached as Exhibit X to this Amendment), then Suite 570 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver Suite 570 to Tenant but for Tenant's delay(s). Subject to the foregoing, Suite 570 shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of Suite 570 by Tenant, (b) has provided reasonable access to Suite 570 for Tenant so that it may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this Amendment, and (d) has obtained requisite governmental approvals to Tenant's occupancy.

D.    Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 570 during the twelve (12) month period commencing as of the Commencement Date for Suite 570.

E.    Floor Plan of Premises. Effective as of the Commencement Date for Suite 570, Exhibit A-2 attached to this Amendment shall be added to Exhibit A of the Lease.

F.    Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant's name as set forth herein) adjacent to the entry door of Suite 570` and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant's expense in accordance with Section 5.2 of the Lease.

G.    SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

H.    Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 570, Landlord shall make available to Tenant, and Tenant may lease from Landlord up to nine (9) additional unreserved parking spaces in connection with its leasing of Suite 570 (the "Suite 570 Allotted Stalls") (as reflected in the revised parking allotment set forth in Section 111.A.6 of this Amendment). Landlord agrees that Tenant may convert up to four (4) of the Suite 570 Allotted Stalls to reserved stalls by providing written notice of such election to Landlord prior to June 30, 2007 (the "Suite 570 Converted Stalls"). Tenant acknowledges that, if such written notice of election is not delivered to Landlord prior to June 30, 2007, then the conversion of the unreserved stalls to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord's scheduled rates. Subject to the foregoing and during the initial twelve (12) month period commencing as of the Commencement Date for Suite 570 only, the monthly stall charge for the Suite 570 Allotted Stalls shall be Seventy Dollars ($70.00) per unreserved stall per month and, if applicable, One Hundred Dollars ($100.00) per Suite 570 Converted Stall per month, which monthly rates shall increase by Five Dollars ($5,00) for each unreserved stall and each Suite 570 Converted Stall on each annual anniversary of the Commencement Date for Suite 570 through February 29, 2012. Following such date, the charges for all of the foregoing stalls shall be at Landlord's scheduled parking rates from time to time.

I.    Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 570 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

IV.	GENERAL.

A.    Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.    Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation,

D.    Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD: THE IRVINE COMPANY LLC	TENANT: ACACIA RESEARCH CORPORATION

By: /s/ Steven M. Case Senior Vice President, Leasing Office Properties	By: /s/ Robert L. Harris Printed Name: Robert L. Harris Title: President

By: /s/ Steven E. Claton Vice President, Operation Office Properties	By: /s/ Clayton J. Hayes Printed Name: Clayton J. Hayes Title: CFO

THE IRVINE COMPANY

500 Newport Center Drive

5th Floor

EXHIBIT A-2

EXHIBIT X
WORK LETTER/BUILD TO SUIT

Landlord shall cause its contractor to construct the tenant improvements for Suite 570 as shown in the space plan (the "Plan") prepared by Gensler, dated October 16, 2006, and the cost estimate (the "Cost Estimate") prepared by DSC, Inc. and dated October 23, 2006. Landlord's total contribution for the tenant improvements, inclusive of space planning costs and Landlord's construction management fee, shall not exceed Forty-One Thousand Six Hundred Fifty-Two Dollars ($41,652.00) ("Landlord Contribution”), and any additional costs shall be borne solely by Tenant and paid to Landlord prior to the commencement of construction. Tenant understands and agrees that should the cost of the completion of the tenant improvements be less than the maximum amount provided for the Landlord Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work. Unless otherwise specified in the Plan or Cost Estimate or hereafter agreed in writing by Landlord, all materials and finishes utilized in constructing the tenant improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within five (5) business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be limited to items not previously approved by Tenant in the Plan or otherwise.

In the event that Tenant requests in writing a revision in the Plan or in any other plans hereafter approved by Tenant, then provided such change request is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost and/or Tenant Delay (as defined below) such change would cause. Tenant shall approve or disapprove such change order in writing within two (2) business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the tenant improvement work resulting from the change order, regardless of any unutilized portion of the Landlord Contribution. It is understood that Landlord shall have no obligation to interrupt or modify the tenant improvement work pending Tenant's approval of a change order.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the tenant improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses and the Commencement Date for Suite 570 shall be deemed to have occurred for all purposes, including Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver Suite 570 to Tenant but for the collective Tenant Delays.

Landlord shall permit Tenant and its agents to enter Suite 570 up to seven (7) days prior to the Commencement Date for Suite 570 in order that Tenant may install its furniture and telephone and data cabling equipment and perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter Suite 570 prior to the Commencement Date for Suite 570 is, however, conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent in connection with Suite 570. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in Suite 570 extend the Commencement Date for Suite 570.

Tenant hereby designates Chip Harris or Debbie Stephen, Telephone Nos. (949) 480-8348 or (949) 480-8346, respectively, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.